UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 13, 2010

SanDisk Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-26734 (Commission File No.)	77-0191793 (I.R.S. Employer Identification No.)

601 McCarthy Boulevard, Milpitas, California  95035

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (408) 801-1000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry Into a Material Definitive Agreement.

On July 13, 2010, SanDisk Corporation, or SanDisk, entered into a transaction with Toshiba Corporation, or Toshiba, under which SanDisk and Toshiba created a to be named new semiconductor company, a Japanese godo kaisha, owned 49.9% by SanDisk and 50.1% by Toshiba (“New Flash Venture”), and agreed to cooperate in the equipping of a new 300-millimeter NAND wafer fabrication operation, within Toshiba’s Fab 5, where New Flash Venture will produce NAND flash memory products for the parties. Toshiba will own and fund the construction of the Fab 5 building, which will be located in Yokkaichi, Japan, adjacent to the site of the parties’ current Flash Partners and Flash Alliance ventures.  Both parties will initially share in the cost of the manufacturing equipment as well as startup costs, which costs are expected to be substantial, and depreciation of the Fab 5 building will be a component of the cost per wafer charged to each party.  With the creation of the new venture, SanDisk and Toshiba are further expanding their long business relationship.  In 2004, and again in 2006, SanDisk and Toshiba formed ventures, Flash Partners and Flash Alliance, respectively, to equip 300-millimeter NAND wafer fabrication facilities and to operate the facilities and supply wafers to each of SanDisk and Toshiba.  Previously, in 2000, Toshiba and SanDisk formed and operated a 200-millimeter NAND flash venture, FlashVision, which concluded operations in 2008.

Fab 5 has been designed to be built in two phases, Phase 1 and Phase 2, each of which is expected to be of approximately equal size.  Including both phases, Fab 5 will be of similar size and capacity to Toshiba’s existing Fab 4, within which SanDisk and Toshiba operate their Flash Alliance venture.  The Phase 1 building shell is expected to be completed in the second quarter of calendar year 2011 after which equipment outfitting is expected to begin.  First output from Phase 1 is expected in the third quarter of calendar year 2011.  SanDisk expects that Fab 5 will increase its 2011 wafer output by less than 10%.  SanDisk is committed to 50% of the initial ramp within Phase 1 of Fab 5, and this initial commitment is expected to result in equipment investments and start-up costs of approximately $500 million through 2011.  There will be no material impact on SanDisk’s 2010 capital investments.  SanDisk will also provide a cash prepayment of approximately $56 million in 2011 to be credited against future charges.  No commitments or timelines have been finalized for any further Phase 1 capacity expansions or for the construction of Phase 2.  For expansion beyond the initial commitment, SanDisk has the option to make investments and share output on a 50/50 basis between SanDisk and Toshiba.  SanDisk expects to fund its portion of the investment through its cash as well as other financing sources.  If and when Phase 2 is built, SanDisk is committed to an initial ramp in Phase 2 similar to that in Phase 1.

Each party will retain some flexibility as to the extent and timing of its participation in any Fab 5 capacity expansion, and the output allocation will be in accordance with each of the parties’ proportional level of equipment funding.  As long as SanDisk maintains a relatively low threshold of the Fab 5 capacity, SanDisk will benefit from equal wafer costs with Toshiba.  If SanDisk falls below that threshold of the Fab 5 capacity, SanDisk would be responsible for a portion of certain fixed costs of Fab 5’s operations so long as SanDisk’s portion of the Fab 5 capacity remains below that threshold.

In connection with the Fab 5 transaction, Toshiba and SanDisk entered into a Master Agreement and other  agreements, each dated as of July 13, 2010, with certain additional ancillary agreements including an Operating Agreement, to be finalized as soon as practicable, that set forth the provisions governing the business of the new venture.  The Master Agreement sets forth the terms and conditions under which Toshiba and SanDisk have agreed to establish a venture to collaborate in the development and manufacture of NAND flash memory products in Fab 5.  These NAND flash memory products will be manufactured by Toshiba at Fab 5 using semiconductor manufacturing equipment that will be owned or leased by New Flash Venture.  The new venture will purchase wafers from Toshiba and then resell those wafers to SanDisk and Toshiba.  The Operating Agreement sets forth the terms and conditions governing the conduct of New Flash Venture’s affairs and the rights, powers, preferences, limitations and responsibilities of its members and employees.  The parties will continue their existing joint technology development in advanced NAND and 3D read/write memory.

In addition to the agreements described above, SanDisk and Toshiba also entered into a Patent Indemnification Agreement and a Mutual Contribution and Environmental Indemnification Agreement.  The Patent Indemnification Agreement provides for certain rights and obligations of each party for claims that flash memory products, if any, sold by New Flash Venture infringe third-party patents.  Under the Mutual Contribution and Environmental Indemnification Agreement, the parties have agreed to mutually contribute to, and indemnify each other and New Flash Venture for, certain environmental remediation costs or liabilities resulting from each party’s share of Fab 5 manufacturing operations.

Toshiba and SanDisk also entered into a Transition Agreement applicable to New Flash Venture.  The Transition Agreement provides that if there is a change in control of SanDisk involving any of a very limited number of named companies, which named companies may be changed by Toshiba periodically, Toshiba has the option to buy out SanDisk’s interests in New Flash Venture.  The buy out option can be exercised only for a limited period of time after the change in control.  Under the buy out option, Toshiba can either (i) purchase SanDisk’s full interest in Fab 5 immediately, under a certain pricing methodology, in which case SanDisk has the right to purchase continued wafer supply for a limited period of time after the change in control, or (ii) purchase SanDisk’s interest in Fab 5 over a specified period of time, under a different pricing methodology, in which case SanDisk has the right (and to some extent, the obligation) to purchase continued wafer supply for a certain period of time after the change in control.  Under this Transition Agreement, if it were to become operative, SanDisk’s right to continue to purchase wafer supply would approximate its pre-change in control purchase volumes, for a period of time.

The above descriptions of the terms of the Master Agreement, Operating Agreement, Patent Indemnification Agreement, Mutual Contribution and Environmental Indemnification Agreement and Transition Agreement are qualified in their entirety by reference to the text of these agreements, which SanDisk intends to file as exhibits to its Quarterly Report on Form 10-Q for the fiscal quarter ending October 3, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 14, 2010
SANDISK CORPORATION

	By:	/s/ Judy Bruner
	Name:	Judy Bruner
	Title:	Executive Vice President, Administration and Chief Financial Officer (Principal Financial and Accounting Officer)